Exhibit 10.35

January 30, 2007

Rex S. Jackson
[Personal Address]

Dear Rex:

I am pleased to offer you a position with Symyx Technologies, Inc. (“Symyx”) as General Counsel, reporting to Isy Goldwasser. It is our intention that you will be a Section 16 reporting officer and as a member of the executive committee, and therefore this offer is subject to formal approval from the Board of Directors.

You will receive a monthly salary of $25,000 (twenty-five thousand), which will be paid semi-monthly in accordance with the Symyx’s normal payroll procedures, less applicable withholding taxes.  You will also be eligible to participate in the company’s management bonus program, which for 2007 is up to 65% (sixty-five percent) of annual earned salary, with the potential for up to 100% in extraordinary circumstances. This bonus percentage is expected to be the same as for the other executive officers (2007 executive compensation has not yet been finalized with the Board). Your participation in this plan is subject to the terms of the bonus plan, including that you must be an employee at the time the bonus is paid in order to receive the bonus.

It is our intention to recommend to the Board that they award equity to you at a level commensurate with that awarded to the CFO and COO. The award we have requested of the Board for this level (but which is not yet approved by the Board) is comprised of both time-vested and performance-based vested restricted stock:

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Time-vested award of restricted stock units which would vest over three years such that approximately $475,000 worth (based on the grant price) of the award would vest on or about March 1st 2008. The total grant requested is for an award of $950,000 in equity, of which 1/2 would vest on our about March 1, 2008, 1/3 on or about March 1, 2009 and 1/6 on or about March 1, 2010.

•
Performance-based vested restricted stock award of $475,000 (prorated to your start date), of which none, a part or all would vest after the close of 2007, as determined in the sole discretion of the Board based performance against goals and other factors.

These awards are contingent on your starting employment with Symyx prior to February 23, 2007 and are subject to the terms and conditions put forth in the Symyx stock plan and associated agreements.

As a Symyx employee, you are eligible to receive certain employee benefits. Please review the enclosed Benefits Summary which summarizes our current benefits offering. You should note that Symyx may modify its compensation and benefits from time to time as it deems necessary, including, without limitation, the ability to amend and terminate such plans at any time.

You should be aware that your employment with Symyx is not for a specified period and constitutes at will employment. As a result, you are free to resign at any time, for any or no reason.  Similarly, Symyx is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  Symyx reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.  Enclosed you will find a two page authorization form.  Please sign and return the form along with your signed offer letter.

For purposes of federal immigration law, you will be required to provide to Symyx documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with Symyx, you will not engage in any other employment, occupation, consulting or business activity directly related to the business in which Symyx is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Symyx.  As a Symyx employee, you will be expected to sign and comply with the enclosed At-Will, Confidential Information, Invention Assignment and Arbitration Agreement, which requires (among other things) the assignment of patent rights to any invention made during your employment at Symyx and non-disclosure of proprietary information.

To indicate your acceptance of Symyx’s offer, please sign and date this letter in the space provided below and return it to me, along with the signed code of conduct, background authorization form, application and confidentiality agreement.  A duplicate original is enclosed for your records.  This offer of employment expires February 6, 2007 unless accepted prior to that date. This letter, along with the agreement relating to proprietary rights between you and Symyx, set forth the terms of your employment with Symyx and supersede any prior representations and/or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of Symyx and by you.

We look forward to working with you at Symyx.

Sincerely,

/s/ Jeryl L. Hilleman
Jeryl L. Hilleman
Executive Vice President,
Chief Financial Officer

ACCEPTED AND AGREED TO this
______day of   ______, 2007.

By: __________________
Start date:_____________

Enclosures